EXHIBIT 99.1

LA JOLLA PHARMACEUTICAL DATA ON SSAO CANDIDATES PRESENTED AT INTERNATIONAL SCIENTIFIC MEETING

SAN DIEGO, August 2nd, 2006 — La Jolla Pharmaceutical Company (Nasdaq: LJPC) today announced that Matthew D. Linnik, Ph.D., Executive Vice President of Research and Chief Scientific Officer, presented data concerning the Company’s compounds that inhibit SSAO as potential treatments for autoimmune and inflammatory diseases at the 12th Amine Oxidase and Trace Amines Workshop, in Rotterdam, The Netherlands.

Dr. Linnik’s presentation was entitled: “Benefit of Inhibiting SSAO in Inflammatory Neurological Disorders.” The presented data from animal models indicate that the Company’s SSAO inhibitors have the potential to be used in the treatment of multiple sclerosis and stroke. Company scientists have discovered several families of novel, potent, orally-active small molecule inhibitors of SSAO that reduce disease in a variety of animal models of autoimmune disease and inflammation. Beneficial effects have also been demonstrated in animal models of rheumatoid arthritis, ulcerative colitis, and general inflammation.

About La Jolla Pharmaceutical Company

La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases and inflammation afflicting several million people around the world. The Company is developing Riquent® for the treatment of lupus kidney disease, a leading cause of sickness and death in patients with lupus. The Company is also developing small molecules to treat various other autoimmune and inflammatory conditions. The Company’s common stock is traded on The Nasdaq Stock Market under the symbol LJPC. For more information about the Company, visit its website: http://www.ljpc.com.

The forward-looking statements in this press release involve and will involve significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. The results from our clinical trials of Riquent, our drug candidate for the treatment of systemic lupus erythematosus (lupus), and any other drug candidate that we may develop, may not ultimately be sufficient to obtain regulatory clearance to market Riquent either in the United States or Europe, and we may be required to conduct additional clinical studies to obtain marketing approval. There can be no assurance, however, that we will have the necessary resources to complete any current or future trials or that any such trials will be sufficient to obtain marketing approval. The analysis of the data from our Phase 3 trial of Riquent showed that the trial did not reach statistical significance with respect to its primary endpoint, time to renal flare, or with respect to its secondary endpoint, time to treatment with high-dose corticosteroids or cyclophosphamide. Our blood test to measure the binding affinity for Riquent is experimental, has not been validated by independent laboratories and will likely be reviewed as part of the Riquent approval process. Our SSAO inhibitor program is at a very early stage of development and involves comparable risks. We depend on patents and other proprietary rights, and our ability to develop and sell our products in the future may be adversely affected by the intellectual property rights of third parties. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review additional risks described in our Annual Report on Form 10-K for the year ended December 31, 2005, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.

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